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NEWS RELEASE

For Further Information:

David P. Caouette
908-221-6000 (office)
caouette@att.com


                    AT&T RELEASES SELECTED FINANCIAL RESULTS
                            OF WIRELESS MOBILITY UNIT


FOR IMMEDIATE RELEASE - MONDAY, APRIL 24, 2000

         NEW YORK - AT&T today announced first quarter selected financial information for its wireless mobility unit as the company moves closer to the initial public offering (IPO) of the AT&T Wireless Group tracking stock.

         First quarter revenue for the AT&T Wireless Group mobility unit grew
40.7 percent to $2.198 billion, compared to $1.562 billion in the year ago quarter. When adjusted for the purchase of Vanguard Cellular in the second quarter of 1999, revenue increased 33.1 percent. Net subscriber additions totaled 418,000 as compared to 372,000 in the first quarter of 1999. Revenue growth was driven by this increase in the number of subscribers, as well as by subscribers' increased use of wireless services.

         Earnings before interest, taxes, depreciation and amortization (EBITDA), excluding other income and restructuring costs, grew 112.0 percent to $430 million as compared to $203 million for 1999's first quarter. Increased EBITDA was driven by the revenue increases, as described above, and by continuing improvement in the management of roaming costs, which put more traffic on AT&T networks and lowered roaming rates.

         As a result of these factors, particularly in regards to roaming costs, the company expects its mobility unit's EBITDA - excluding other income and restructuring charges - to grow above its original estimate of 35 to 40 percent. The company now expects EBITDA to grow in the range of 40 to 45 percent in the year 2000 when compared to 1999.

         AT&T also reconfirmed that it intends to dispose of its remaining economic interest in the AT&T Wireless Group, a portion of which would be distributed in the second half of this year. The company said that at an appropriate time, AT&T common shareowners would receive a stock dividend for at least a portion of the interest. AT&T said that it is also considering an exchange offer, a further sale of AT&T Wireless Group
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tracking stock, or a combination of these alternatives, in the disposition of its economic interest. The method, timing and sequence of the distribution options, which could occur in stages, will be based on the AT&T Board of Directors' assessment of market conditions and other circumstances, as appropriate, with a goal of maximizing value for all AT&T shareowners.

         AT&T said it released this financial information about the AT&T Wireless Group mobility unit in anticipation of the IPO. The company cautioned investors not to change their estimates of the company's overall quarterly or annual results based solely on this information about its mobile wireless business. The company plans to announce complete first quarter financial results for AT&T Common Stock, including its wireless business, on Tuesday, May 2, 2000.

                                      # # #

The foregoing are "forward-looking statements" which are based on management's beliefs as well as on a number of assumptions concerning future events made by and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside AT&T's control, that could cause actual results to differ materially from such statements. For a more detailed description of the factors that could cause such a difference, please see AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

While the registration statement relating to these securities has been filed with the Securities and Exchange Commission, it has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute any offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.